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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:    Carol Coburn
                    (860)870-6112, extension 317
                    BIO.PLEXUS@SNET.NET

BIO-PLEXUS WINS SHAREHOLDER APPROVAL OF FINANCING

VERNON, Conn.--(BUSINESS WIRE)--May 1, 2000--At a special meeting of stockholders, Bio-Plexus obtained stockholder approval for the $17.5 million financing with entintities affiliated with Appaloosa Management, L.P. of Chatham, New Jersey. At the meeting, Bio-Plexus' stockholders also approved an amendment to Bio-Plexus' certificate of incorporation increasing the number of authorized shares of common stock from 25 million to 40 million and an amendment to Bio-Plexus' 1991 Long Term Incentive Plan which raised to 2.5 million the number of shares of Common Stock subject to the plan.

Following the stockholders meeting, Bio-Plexus and Appaloosa consummated the financing. In addition, John S. Metz assumed the role of President and Chief Executive Officer. He was also appointed to the Board of Directors.

"Our investors showed strong support for the financing," Metz commented. "With about 98% of the vote in favor of the financing, they have sent a clear message that they are behind management's plan to dramatically increase sales efforts and introduce new products to the market. The financing should clearly help us penetrate the changing needle market with Punctur-Guard," he added.

Bio-Plexus, Inc. (NASDAQ: BPLX - news), designs, develops, manufactures and holds U.S. and international patents on safety medical needles and other products under the PUNCTUR-GUARD(R), DROP-IT(R), and PUNCTUR-GUARD REVOLUTION(TM) brand names. In studies by the Centers for Disease Control (January 1997) and ECRI, (Health Devices, June 1998 and October 1999) Punctur-Guard needles ranked highest of all devices studied. Accidental needlesticks number about one million per year in the United States and can result in the transmission of deadly diseases including HIV and Hepatitis B and C.

NOTE: THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS AS DEFINED UNDER FEDERAL SECURITIES LAWS, AS AMENDED. FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF SUCH TERMINOLOGY AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "ANTICIPATES" OR DERIVATIONS OR NEGATIVES THEREOF OR COMPARABLE TERMINOLOGY, OR DISCUSSIONS OF STRATEGY THAT INVOLVES RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-
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LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER FACTORS, GENERAL ECONOMIC
CONDITIONS AND GROWTH IN THE SAFETY MEDICAL PRODUCTS INDUSTRY, COMPETITIVE FACTORS AND PRICING PRESSURES, CHANGES IN PRODUCT MIX, PRODUCT DEMAND, RISK OF DEPENDENCE ON THIRD PARTY SUPPLIERS AND FINANCIERS, ABILITY TO OBTAIN FINANCING, AS WELL AS OTHER FACTORS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR DISCUSSED IN OTHER PRESS RELEASES ISSUED BY THE COMPANY.

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